Exhibit 99.1

           Computer Programs and Systems, Inc. Announces Record Fourth
        Quarter and Year-End 2005 Results; Company Announces Increase in
                      Quarterly Dividend to $0.36 Per Share


     MOBILE, Ala.--(BUSINESS WIRE)--Feb. 2, 2006--Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI):

     Highlights:

     --   Fourth quarter net income increased 57.2%;

     --   Generated free cash flow of $5.2 million;

     -- Signed contracts for system installation at 10 new client hospitals, averaging $510,000 per facility; and

     --   Increased quarterly dividend to $0.36 per share.

     Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI), a leading provider of healthcare information solutions, today announced results for the fourth quarter and year ended December 31, 2005.
     The Company also announced that its Board of Directors has declared a 63.6% increase in its regular quarterly cash dividend to $0.36 (thirty-six cents) per share. The dividend, which equates to an annual rate of $1.44 per share, compared with the previous annual rate of $0.88 per share, is payable on February 28, 2006, to shareholders of record as of the close of business on February 14, 2006.
     Total revenues for the fourth quarter ended December 31, 2005, increased 17.1% to $28.5 million, compared with total revenues of $24.3 million for the prior year period. Net income for the quarter ended December 31, 2005, increased 57.2% to $4.4 million, or $0.41 per diluted share, compared with $2.8 million, or $0.26 per diluted share, for the quarter ended December 31, 2004. Cash flow from operations for the fourth quarter of 2005 was $6.0 million, compared with $3.1 million for the same period last year.
     Total revenues for the year ended December 31, 2005, increased 31.6% to $108.8 million, compared with total revenues of $82.7 million for the prior year period. Net income for the year ended December 31, 2005, increased 106.3% to $14.6 million, or $1.37 per diluted share, compared with $7.1 million, or $0.67 per diluted share, for the year ended December 31, 2004. Cash provided from operations for the year ended December 31, 2005, was $17.8 million, compared with $11.1 million for the year ended December 31, 2004.
     Commenting on the results, David Dye, chief executive officer and president of CPSI, stated, "Our company enjoyed an excellent year in 2005 with new records for gross revenue, net income, cash collections and free cash flow. We remain debt free, and we are pleased to be able to increase our dividend for the third consecutive year. As we move into 2006 and beyond, our primary focus will continue to be a combination of quality support to our existing client hospitals along with aggressive development of our products and services, ensuring that CPSI remains the long-term leader in the community healthcare information systems marketplace."
     For the first quarter of 2006, the Company anticipates total revenues of $27.0 to $28.5 million and net income of approximately $3.5 to $3.8 million, or $0.33 to $0.35 per diluted share, which includes the impact of Statement of Financial Accountings Standards (SFAS) No. 123R, Share-Based Payments of $0.2 million, or $0.02 per diluted share (see table in attached Other Supplemental Information). CPSI's 12-month backlog as of December 31, 2005, was $79.0 million, consisting of $22.0 million in non-recurring system purchases and $57.0 million in recurring payments for support, outsourcing, ASP and ISP contracts.
     A listen-only simulcast and replay of CPSI's fourth quarter and year-end 2005 conference call will be available on-line at www.cpsinet.com and www.earnings.com on February 3, 2006, beginning at 9:00 a.m. Eastern Time.

     About Computer Programs and Systems, Inc.

     CPSI is a leading provider of healthcare information solutions for community hospitals with over 575 client hospitals in 46 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI's staff of over 800 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients' information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

     This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.


                  COMPUTER PROGRAMS AND SYSTEMS, INC.
             Unaudited Condensed Statements of Operations
                 (in thousands, except per share data)

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                               ------------------  ------------------
                                 2005      2004      2005      2004
                               --------  --------  --------  --------
Sales revenues:
 System sales                   $13,392   $11,408   $51,170   $35,252
 Support and maintenance         11,362     9,992    43,051    38,010
 Outsourcing                      3,704     2,906    14,605     9,402
                               --------  --------  --------  --------
   Total sales revenues          28,458    24,306   108,826    82,664

Cost of sales:
 System sales                     8,362     7,437    33,295    27,064
 Support and maintenance          4,927     4,478    19,029    16,916
 Outsourcing                      2,127     1,762     8,383     5,596
                               --------  --------  --------  --------
   Total cost of sales           15,416    13,677    60,707    49,576
                               --------  --------  --------  --------
   Gross profit                  13,042    10,629    48,119    33,088

Operating expenses:
 Sales and marketing              2,257     1,921     7,778     6,055
 General and administrative       3,979     4,334    17,049    15,831
                               --------  --------  --------  --------
   Total operating expenses       6,236     6,255    24,827    21,886
                               --------  --------  --------  --------

   Operating income               6,806     4,374    23,292    11,202
Interest income, net                221        77       653       258
Other                              --         115         5       243
                               --------  --------  --------  --------
   Income before taxes            7,027     4,566    23,950    11,703
Provision for income taxes        2,666     1,792     9,381     4,639
                               --------  --------  --------  --------
   Net income                    $4,361    $2,774   $14,569    $7,064
                               ========  ========  ========  ========

Basic earnings per share          $0.41     $0.26     $1.38     $0.67
                               ========  ========  ========  ========
Diluted earnings per share        $0.41     $0.26     $1.37     $0.67
                               ========  ========  ========  ========

Weighted average
 shares outstanding:
  Basic                          10,615    10,490    10,560    10,490
  Diluted                        10,704    10,550    10,646    10,536

                  COMPUTER PROGRAMS AND SYSTEMS, INC.
                       Condensed Balance Sheets
                            (in thousands)

                                                   Dec. 31,  Dec. 31,
                                                     2005      2004
                                                   --------  --------
                                ASSETS
Current assets:
 Cash and cash equivalents                          $11,670   $13,785
 Investments                                         10,231      --
 Accounts receivable, net of allowance
  for doubtful accounts of $704 and
  $1,636 respectively                                12,414    11,765
 Financing receivables, current portion               1,169       974
 Inventory                                            1,988     1,475
 Deferred tax assets                                  1,201     1,397
 Prepaid expenses                                       265       438
 Prepaid income taxes                                   268       172
                                                   --------  --------
   Total current assets                              39,206    30,006

Financing receivables, long-term                      1,605       618
Property and equipment                               12,039    10,659
Accumulated depreciation                             (5,866)   (5,205)
                                                   --------  --------
   Total assets                                     $46,984   $36,078
                                                   ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                    $2,051      $970
 Deferred revenue                                     3,286     2,602
 Accrued vacation                                     1,876     1,631
 Other accrued liabilities                            2,685     2,323
                                                   --------  --------
   Total current liabilities                          9,898     7,526

Deferred tax liabilities                                698       718

Stockholders' equity:
 Common stock, par value $0.001 per share,
  30,000,000 shares authorized, 10,624,901
  and 10,489,849 shares issued and outstanding           11        10
 Additional paid-in capital                          20,576    17,292
 Deferred compensation                                  (72)     (123)
 Accumulated other comprehensive income                 (68)     --
 Retained earnings                                   15,941    10,655
                                                   --------  --------
   Total stockholders' equity                        36,388    27,834
                                                   --------  --------
   Total liabilities and stockholders' equity       $46,984   $36,078
                                                   ========  ========

                  COMPUTER PROGRAMS AND SYSTEMS, INC.
                    Other Supplemental Information
                            (In thousands)

The following table summarizes free cash flow for the Company:

                                                 Three Months  Year
                                                    Ended      Ended
                                                   Dec. 31,  Dec. 31,
                                                     2005      2005
                                                   --------  --------

Net cash provided by operating activities            $5,968   $17,796
Purchases of property and equipment                    (748)   (2,515)
                                                   --------  --------
Free cash flow                                       $5,220   $15,281
                                                   ========  ========

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of property and equipment. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

Projected Stock Compensation Expense per SFAS No. 123R:

                                                 Three Months   Year
                                                     Ended     Ended
                                                   Mar. 31,  Dec. 31,
                                                     2006      2006
                                                   --------  --------

2002 Employee Option Plan (5/22/02 grant)               $90      $361
2005 Restricted Stock Plan (1/30/06 grant)              169       919
                                                   --------  --------
Total Projected Stock Compensation Expense              259     1,280
Tax Benefit                                            (102)     (502)
                                                   --------  --------
Net Compensation Expense                               $157      $778
                                                   ========  ========

Projected Earnings Per Share Impact                  $0.015    $0.072
                                                   ========  ========
Projected Diluted shares outstanding                 10,820    10,850


    CONTACT: Computer Programs and Systems, Inc.
             M. Stephen Walker, 251-639-8100